Exhibit 3.1A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWEGG INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Newegg Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Newegg Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 21, 2005 under the name Newegg Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Newegg Inc. (the “Corporation”)

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 142,000,000 shares of Class A Common Stock, $.001 par value per share (“Class A Common Stock”), (ii) 59,000,000 shares of Class B Common Stock, $.001 par value per share (“Class B Common Stock”, and together with the Class A Common Stock, “Common Stock”) and (iii) 84,889,968 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), of which 59,000,000 shares are designated Series A Preferred Stock (“Series A Preferred Stock”), 10,517,799 shares are designated Series B1 Preferred Stock (“Series B1 Preferred Stock”), 10,517,799 shares are designated Single Vote Series B1 Preferred Stock (“Single Vote Series B1 Preferred Stock”) and 4,854,369 shares are designated Series B2 Preferred Stock (“Series B2 Preferred Stock”, and together with Series B1 Preferred Stock and Single Vote Series B1 Preferred Stock “Series B Preferred Stock”). Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law, each outstanding share of common stock of the Corporation shall be converted into one (1) share of Class A Common Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.	COMMON STOCK

1.	General.

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2.	Issuance of Class B Common Stock.

No share of Class B Common Stock shall be issuable by the Corporation before the date of the closing of the first public offering in connection with which the Class A Common Stock is listed or approved for listing upon notice of issuance on the New York Stock Exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity) (such date is hereinafter referred to as the date of the “IPO”).

3.	Voting.

(a) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(c) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(d) There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

4.	Dividends

Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend or distribution is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.

5.	Liquidation.

Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

6.	Subdivisions or Combinations.

If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

7.	Equal Status.

Except as expressly provided in this Article Fourth, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8.	Conversion.

(a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the written consent of the holders of not less than a majority of the Class B Common Stock (which must in any case include the consent of Fred Chang or, following the death or disability thereof, another person or entity designated thereby in a written instrument to the Corporation, for so long as Fred Chang or such designee has “Voting Power” (as defined below) with respect to at least 20% of the number of shares of Class B Common Stock outstanding). The term “Voting Power” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(c) The Board of Directors of the Corporation may, from time to time, establish such mechanics and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(d) Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section A shall be retired and may not be reissued.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

B.	PREFERRED STOCK

Unless otherwise expressly stated herein, all of the rights, preferences, privileges and restrictions, qualifications and limitations of the Single Vote Series B1 Preferred Stock are identical to those set forth herein for the Series B1 Preferred Stock. The rights, preferences, voting, powers, privileges and restrictions, qualifications and limitations of the Preferred Stock are as follows:

1.	Dividends.

(a) Series B Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock or Series A Preferred Stock (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock) in any year unless the holders of the Series B Preferred Stock then outstanding shall first receive, prior to and in preference to the payment of any dividends or other distribution on the shares of Common Stock or Series A Preferred Stock (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock), or simultaneously receive for such year, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to

$0.49 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares). The foregoing dividend shall not be cumulative. Notwithstanding the foregoing, the Corporation may, without regard to the preferential rights to dividends of the Series B Preferred Stock, declare and pay dividends to holders of the Series A Preferred Stock (or to the holders of Common Stock issued upon conversion thereof) on or before the first anniversary of the Series B Preferred Issue Date in an aggregate amount not to exceed the lesser of (i) $5,000,000 and (ii) the sum of (A) an amount sufficient such that each Founder (as defined in Subsection 3(e)(v)) shall be distributed at least the product of (x) the Founder’s allocable share of the taxable income and gains of Newegg Computers, a California corporation, as reflected on the Founder’s tax return, for the period commencing on January 1, 2005 and ending on the Series B Preferred Issue Date and (y) the highest marginal federal, California state and any local income taxes applicable to an individual residing in California; and (B) an amount sufficient such that each Founder (as defined in Subsection 3(e)(v)) shall be distributed at least the amount, if positive, equal to (1) the product of (x) the Founder’s allocable share of the taxable income and gains of Newegg Computers, a California corporation, as reflected on the Founder’s tax return, for the year ended December 31, 2004 and (y) the highest marginal federal, California state and any local income taxes applicable to an individual residing in California, less (2) the amount which such Founder had paid prior to the Series B Preferred Issue Date as estimated taxes with respect to such year (which amounts for all Founders total not less than $3,468,000) (such dividends hereinafter referred to as “Tax Dividends”). The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock and other than dividends specified in the preceding sentence and other than Tax Dividends) unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable pursuant to the foregoing provisions of this subsection, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series of capital stock that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of such Common Stock or such class or series of capital stock determined, if applicable, as if all such shares of such class or series of capital stock had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $6.18 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”).

(b) Series A Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock and other than Tax Dividends) in any year unless, subject to the prior dividend rights of the Series B Preferred Stock set forth in

Subsection 1(a) above, the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to $.0016 per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares). The foregoing dividend shall not be cumulative. Subject to the prior dividend rights of the Series B Preferred Stock set forth in Subsection 1(a) above, the Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Series B Preferred Stock or dividends on all then outstanding shares of Common Stock payable in shares of Common Stock and other than dividends specified in the preceding sentence and other than Tax Dividends) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable pursuant to the foregoing provisions of this subsection, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series of capital stock that is convertible into Common Stock (other than Series B Preferred Stock), that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such Common Stock or class or series of capital stock determined, if applicable, as if all such shares of such class or series of capital stock had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $0.02 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Issue Price”).

2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock (the “Series B Holders”) then outstanding shall be entitled to be paid out of the assets legally available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount (the “Series B Liquidation Amount”) equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon or (ii) the amount the Series B Holders would have received if such holders had converted all of their Series B Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation; provided, that solely upon a Deemed Liquidation Event (as defined in Section 2(d)), the Series B Liquidation Amount with respect to any then outstanding shares of Series B2 Preferred Stock shall be an amount equal to the greater of (A) four (4) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon and (B) the amount the Series B Holders would have received if such holders had converted all of their

Series B Preferred Stock into Common Stock immediately prior to such Deemed Liquidation Event (solely for avoidance of doubt, notwithstanding the foregoing, upon a Deemed Liquidation Event the Series B Liquidation Amount with respect to any outstanding shares of Series B1 Preferred Stock, and the Series B Liquidation Amount with respect to any outstanding shares of Series B Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than pursuant to a Deemed Liquidation Event, shall be one (1) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon). Anything to the contrary herein notwithstanding, in the event the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to Section 7(a), then with respect to any liquidation, dissolution or winding up of the Corporation (including without limitation a Deemed Liquidation Event), the Series B Liquidation Amount with respect to any outstanding shares of Series B2 Preferred Stock shall be the Series B2 Mandatory Redemption Price plus any accrued Redemption Interest. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Amount with respect to all of such shares, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all Series B Liquidation Amounts pursuant to Section 2(a) above, the holders of the Series A Preferred Stock then outstanding (the “Series A Holders”) shall be entitled to be paid out of the assets legally available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, by reason of their ownership thereof, an amount equal to the Series A Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, and after the payment of the Series B Liquidation Amount, the remaining assets available for distribution to its stockholders shall be insufficient to pay the Series A Holders the full aforesaid preferential amount to which they shall be entitled, the Series A Holders shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid, first to the Series B Holders pursuant to Section 2(a) above, and then to the Series A Holders pursuant to Section 2(b) above, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Sections 2(b) and 2(c), is hereinafter referred to as the “Series A Liquidation Amount.”

(d) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):

(A) a merger, consolidation or like reorganization in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues or exchanges shares of its capital stock pursuant to such merger or consolidation,

except any such merger, consolidation or reorganization involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or reorganization continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or entity, or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger or consolidation, the parent corporation or entity of such surviving or resulting corporation or entity (provided that, for the purpose of this Subsection 2(d)(i), all shares of Common Stock issuable upon exercise of vested Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B) the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, exclusive license, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b) and 2(c) above.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(e) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with a Deemed Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the NASDAQ National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three (3) days prior to the distribution; and

(B) if (A) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three (3) trading days prior to the distribution; and

(C) if there is no active public market as described in clauses (A) or (B) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(A),(B) or (C) of this Subsection 2(e) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

3.	Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast ten (10) votes for each share of Class A Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of this Section 3, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) prior to September 23, 2010 (the “Fifth Anniversary”); (A) each holder of outstanding shares of Series B1 Preferred Stock shall be entitled to cast ten (10) votes for each whole share of Class A Common Stock into which such holder’s shares of

Series B1 Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter, and (B) each holder of outstanding shares of Single Vote Series B1 Preferred Stock shall be entitled to cast one (1) vote for each share of Class A Common Stock into which such holder’s shares of Single Vote Series B1 Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter and (ii) following the Fifth Anniversary, each holder of outstanding shares of Series B1 Preferred Stock shall be entitled to cast one (1) vote for each share of Class A Common Stock into which such holder’s shares of Series B1 Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. For all purposes herein, holders of Single Vote Series B1 Preferred Stock shall vote together with the holders of Series B1 Preferred Stock except as provided by law. Except as provided by law or by the provisions of this Section 3, holders of Series B1 Preferred Stock and Single Vote Series B1 Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(c) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) prior to the Series B2 Conversion Date (as defined below) each holder of outstanding shares of Series B2 Preferred Stock shall be entitled to cast ten (10) votes for each share of Class A Common Stock into which such holder’s shares of Series B2 Preferred Stock are directly or indirectly convertible as of the record date for determining stockholders entitled to vote on such matter and (ii) following the Series B2 Conversion Date (as defined below) each holder of outstanding shares of Series B2 Preferred Stock shall be entitled to cast one (1) vote for each share of Class A Common Stock into which such holder’s shares of Series B2 Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. The “Series B2 Conversion Date” shall mean (i) if the date of the IPO is on or prior to the Fifth Anniversary, then the later of the Fifth Anniversary and the third (3rd) anniversary of the date of the IPO, but in no event later than September 23, 2012 and (ii) if the date of the IPO is not on or prior to the Fifth Anniversary, then the Fifth Anniversary. Except as provided by law or by the provisions of this Section 3, holders of Series B2 Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(d) The holders of record of a majority in voting power of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”). For so long as the holders of Series B Preferred Stock, voting as a separate class, have the right to elect the Series B Director, the holders of record of a majority of the shares of Series A Preferred Stock and Common Stock, voting together as a single class, but exclusively and as a separate class from all other series of Preferred Stock, shall be entitled to elect four (4) directors of the Corporation (the “Series A Directors”); and the holders of record of a majority of the shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect two (2) directors (the “Independent Directors”). Any director elected as provided in the preceding sentences of this Subsection 3(d) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the classes or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock and of any other classes and series of voting stock representing a majority of the voting power of all such shares, voting together as a single class, shall be entitled to elect the balance, if any, of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(d). The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3(d) shall terminate on the first date on which there are issued and outstanding less than 20% of the initially outstanding number shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares).

(e) At any time when at least 20% of the initially outstanding number of shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least 70% in voting power of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner adverse to the rights, preferences or privileges of the Series B Preferred Stock;

(iii) reclassify any outstanding shares of the Corporation or securities into shares (or authorize or designate new securities) having any right, preferences or privileges senior to, or on parity with, any rights, preferences or privileges of the Series B Preferred Stock with respect to distribution of assets on liquidation, dissolution or winding up of the Corporation, redemption rights or payment of dividends (including without limitation authorization of any additional shares of Series B1 Preferred Stock or Series B2 Preferred Stock);

(iv) effect any (i) merger, reorganization or consolidation of the Corporation with or into one or more other corporations or entities, (ii) sale, lease, exclusive license, transfer or other disposition of all or substantially all of the Corporation’s assets, or (iii) sale, lease, exclusive license, transfer or other disposition of all or substantially all of the assets or all or substantially all of the capital stock of any direct or indirect wholly-owned subsidiary of the Corporation or any merger or consolidation of any direct or indirect wholly-owned subsidiary of the Corporation if the effect would be to transfer to persons other than the Corporation and its direct or indirect subsidiaries a material portion of the assets or business of the Corporation and the direct or indirect subsidiaries of the Corporation taken as a whole;

(v) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock (including without limitation any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock), or permit any subsidiary of the Corporation to take any such action (except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock) other than (i) the issuance of up to 4,854,369 shares of Series B1 Preferred Stock and/or Series B2 Preferred Stock (the “Reorg Shares”) issued in exchange for shares of Series A Preferred Stock held by Fred Chang, Howard Tong, Ken Lam or George Jiao (each a “Founder” and together “Founders”) no later than the sixtieth (60th) day after the initial sale by the Corporation of Series B Preferred Stock immediately prior to an additional closing pursuant to Section 1.3 of the Series B Preferred Stock Purchase Agreement between the Corporation and certain stockholders dated September 23, 2005 (the “Stock Purchase Agreement”) and provided that all such shares of Series B1 Preferred Stock and/or Series B2 Preferred Stock held by the Founders are actually sold in such additional closing (and if all such shares are not sold in such additional closing, the issuance of the Reorg Shares shall be deemed void), (ii) dividends on the Series B Preferred Stock as provided under Section B.1(a) of this Article Fourth, (iii) repurchases of securities from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the original purchase price (or at such other price as otherwise approved by the Board of Directors, including the approval of the Series B Director) (iv) securities purchased pursuant to the rights of the Corporation under the Right of First Refusal and Co-Sale Agreement by and among the Corporation and the investor and stockholders named therein (v) Tax Dividends and (vi) redemption of Series B Preferred Stock pursuant to Section 7;

(vi) issue (x) any shares of Class A Common Stock (and/or options or warrants therefor) in excess of 14,200,000 shares (subject to appropriate adjustment in the event of any dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares), less the shares of Series A Preferred Stock (and/or options or warrants therefor) issued pursuant to the CEO Grant (defined below) and remaining outstanding or subject to outstanding options, to employees, directors, consultants or the like pursuant to incentive agreements, option plans, stock bonuses or other incentive agreements, or (y) shares of Series A Preferred Stock (and/or options or warrants therefor) in excess of 1,609,436 shares (subject to appropriate adjustment in the event of any dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) to Simon Hsieh pursuant to restricted stock and option agreements (the “CEO Grant”);

(vii) unless otherwise approved by the Series B Director, effect any transactions between the Corporation (or any direct or indirect subsidiaries) and any Founder, Simon Hsieh, or any person or party with whom any of them are directly or indirectly affiliated (other than solely by virtue of control thereof by the Corporation), except for (x) employee benefit plans or payment of executive compensation in the ordinary course of business consistent with the Corporation’s past practices or consistent with industry standards (provided that, for purposes of clarity, director and officer indemnification agreements entered into by the Corporation or any of its direct or indirect subsidiaries and payments pursuant thereto, payments of reasonable directors fees, relocation loans or advances for travel or other business expenses shall not require prior approval as provided herein; and provided further, that severance and acceleration of vesting upon one or more events, in each case other than as provided by agreements in existence as of the Series B Preferred Issue Date and loans other than loans in existence as of the Series B Preferred Issue Date and those types of loans specified in the preceding proviso shall require prior approval as provided herein), (y) transactions contemplated by the Series B Stock Purchase Agreement and out-of-pocket expenses in connection therewith or (z) Tax Dividends; or

(viii) increase or decrease the authorized number of directors constituting the Board of Directors.

(f) At any time when at least 20% of the initially outstanding number of shares of Series B2 Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority in voting power of the then outstanding shares of Series B2 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise issue any shares of Series B Preferred Stock (and/or options or warrants therefor), provided the Corporation may issue shares of Series B1 Preferred Stock and/or Series B2 Preferred Stock pursuant to the Stock Purchase Agreement.

(g) The consent of the holders of a majority in voting power of the Series B2 Preferred Stock shall be required for any amendment of the Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation or otherwise) that adversely affects the rights, preferences or privileges of the Series B2 Preferred Stock in a manner different from the Series B1 Preferred Stock, and the consent of the holders of a majority in voting power of the Series B1 Preferred Stock shall be required for any amendment of the Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation or otherwise) that adversely affects the rights, preferences or privileges of the Series B1 Preferred Stock in a manner different from the Series B2 Preferred Stock.

4.	Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

(ii) Each share of Series B1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price (and together with the Series A Conversion Price shall be referred to collectively as the “Preferred Conversion Prices”). Such initial Series B Conversion Price, and the rate at which shares of Series B1 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

(iii) Prior to the Series B2 Conversion Date, each share of Series B2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of (x) if the date of conversion is prior to the date of the IPO, Series A Preferred Stock or (y) if the date of conversion is after the date of the IPO, Class B Common Stock, as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion. Following the Series B2 Conversion Date each share of Series B2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion. The initial Series B Conversion Price, and the rate at which shares of Series B2 Preferred Stock may be converted into shares of Series A Preferred Stock and Common Stock, as applicable, shall be subject to adjustment as provided below.

(iv) In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption for such share, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock. Notwithstanding anything to the contrary contained herein, in the event that the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to Section 7(a), then the Conversion Rights with respect to the Series B2 Preferred Stock shall terminate upon the filing by the Corporation of a registration statement under the Securities Act of 1933, as amended, with respect to an underwritten public offering of shares of Class A Common Stock with a proposed minimum aggregate offering price of at least $50 million, but shall be reinstated (i) in the event of, and upon, withdrawal of such registration statement prior to the closing of such offering or (ii) immediately following the closing of such offering if such offering is not a “Qualifying Public Offering” as defined in Section 6(c).

(b) Fractional Shares. No fractional shares of Common Stock or Series A Preferred Stock, as applicable, shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or Series A Preferred Stock, as applicable, as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock or Series A Preferred Stock, as applicable, and the aggregate number of shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of Preferred Stock voluntarily into shares of Common Stock or Series A Preferred Stock, as applicable, such holder shall surrender the certificate or certificates representing such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates representing shares of Common Stock or Series A Preferred Stock, as applicable, to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates representing the number of shares of Common Stock or Series A Preferred Stock, as applicable, to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock and Series A Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock and/or Series A Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the

Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or Series A Preferred Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price or Series B Conversion Price (each a “Preferred Conversion Price”), as applicable, below the then par value of the shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock or Series A Preferred Stock, as applicable, at such adjusted Preferred Conversion Price, as applicable.

(iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock or Series A Preferred Stock, as applicable, in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation shall take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly

(iv) Upon any such conversion, no adjustment to the Preferred Conversion Price, as applicable, shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock or Series A Preferred Stock, as applicable, delivered upon conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock or Series A Preferred Stock, as applicable, upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Series A Preferred Stock, as applicable, in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Preferred Conversion Prices for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series B Preferred Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Capital Stock” shall mean Common Stock and Preferred Stock.

(E) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series B Preferred Issue Date, other than the following (“Exempted Securities”):

(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on Series B Preferred Stock;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, reclassification, split-up, reorganization or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)

up to (x) 14,200,000 shares of Class A Common Stock (and options or warrants therefor) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), less the number of shares of Series A Preferred Stock issued pursuant to the CEO Grant and remaining outstanding or subject to outstanding options, issued or deemed issued to employees or directors of, or contractors, consultants or advisors to, the Corporation or any of its subsidiaries pursuant to incentive agreements, stock option plans, stock bonuses or awards, or incentive contracts, as approved by the Board of Directors of the Corporation (“Incentive Awards”), whether issued before or after the Series B Preferred Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement), and (y) up to 1,609,436 shares of Series A Preferred Stock (and options or warrants therefor) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued pursuant to the CEO Grant;

(IV)	shares of Common Stock deemed issued upon (i) the issuance of the Reorg Shares, (ii) the conversion of Series B Preferred Stock issued on the Series B Preferred Issue Date, and pursuant to Section 1.3 of the Stock Purchase Agreement, for purchase consideration per share equal to or greater than the Series B Original Issue Price and (iii) up to 20,000 shares of Series A Preferred Stock and/or Class A Common Stock and/or Class B Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to shareholders of Magnell Associate, Inc., a California corporation, (“Magnell”) pursuant to an exchange of common stock of Magnell for Series A Preferred Stock and/or Class A Common Stock and/or Class B Common Stock;

(V)	shares of Class A Common Stock and/or Series B1 Preferred Stock (and/or options or warrants therefor) issued or issuable to strategic partners investing primarily in connection with any commercial relationship of the Company provided such issuance is not primarily for capital raising purposes, or in connection with any present or future borrowing, line of credit, leasing or similar financing arrangement with the Corporation, and provided further that such issuances are approved by the Board of Directors of the Corporation, including the Series B Director;

(VI)	shares of Class A Common Stock and/or Series B1 Preferred Stock (and/or options or warrants therefor) issued or issuable pursuant to a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including the Series B Director;

(VII)	shares of Class A Common Stock issued or issuable in connection with the IPO; or

(VIII)	any other shares of Common Stock expressly designated (in a consent that is separate from any other stockholder approval) by the holders of a majority of the voting power of the Preferred Stock as securities to which price-based anti-dilution provisions do not apply.

(ii) No Adjustment of Series B Preferred Conversion Price. No adjustment in the Series B Preferred Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series B Preferred Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least seventy percent (70%) in voting power of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Series B Preferred Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(E)(I), (II), (III), (IV), (V), (VI), (VII) or (VIII)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock directly or indirectly issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series B Preferred Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Preferred Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series B Preferred Conversion Price to an amount which exceeds the lower of (i) the Series B Preferred Conversion Price on the original adjustment date, or (ii) the Series B Preferred Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(E)(I), (II), (III), (IV), (V), (VI), (VII) or (VIII)), the issuance of which did not result in an adjustment to the Series B Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Preferred Conversion Price then in effect, or because any such Option was issued before the Series B Preferred Issue Date), are revised after the Series B Preferred Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock directly or indirectly issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Series B Preferred Conversion Price shall be readjusted to such Series B Preferred Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv) Adjustment of Series B Preferred Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Preferred Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Series B Preferred Conversion Price in effect immediately prior to such issue, then the Series B Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) CP2 shall mean the Series B Preferred Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(B) CP1 shall mean the Series B Preferred Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock directly or indirectly issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Preferred Stock) outstanding immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Preferred Conversion Price pursuant to the terms of Subsection 4(d)(iv) above then, upon the final such issuance, the Series B Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Preferred Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Preferred Stock or combine the outstanding shares of Preferred Stock without a comparable combination of the Common Stock, each Preferred Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock directly or indirectly issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Preferred Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Preferred Stock or effect a subdivision of the outstanding shares of Preferred Stock without a comparable subdivision of the Common Stock, each Preferred Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Preferred Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each Preferred Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Preferred Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock or Tax Dividends) or in other property and the provisions of Section (C)(1) do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was directly or indirectly convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock or Class B Common Stock of the Corporation, as the case may be, issuable upon conversion of one share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of any Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) Adjustments for Incentive Award Grants. In the event the Corporation at any time or from time to time before or after the Series B Preferred Issue Date, and prior to the date of the IPO (other than in anticipation of the IPO and within ninety (90) days prior to the initial filing of a registration statement with the Securities Exchange Commission in order to effect an IPO), grants any shares of Class A Common Stock or Series A Preferred Stock (and/or options or warrants therefor) to employees or directors of, or contractors, consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any Incentive Award, in excess of 2,990,000 shares of Class A Common Stock (including in such number of shares the number of shares of Class A Common Stock into which any shares of Series A Preferred Stock issued or issuable pursuant to the CEO Grant are convertible), then the Series B Preferred Conversion Price in effect immediately before any such grant shall be adjusted so that the percentage of Fully Diluted Shares of the Corporation held by the holders of Series B Preferred Stock immediately before any such grant is the same as the percentage of Fully Diluted Shares of the Corporation held by the holders of Series B Preferred Stock immediately after any such grant. Any such adjustment pursuant to this Subsection 4(i) shall be in lieu of and not in addition to any other adjustment pursuant to this Section 4. For the purposes of this subsection, “Fully Diluted Shares” shall mean the sum, without duplication, of (A) the aggregate number of shares of

Common Stock outstanding, (B) the aggregate number of shares of Common Stock directly or indirectly issuable upon the conversion of shares of Preferred Stock outstanding, (C) the aggregate number of shares of Common Stock issuable upon the exercise or conversion of Options (including options covering 2,990,000 shares of Class A Common Stock (including in such number of shares the number of shares of Class A Common Stock into which any shares of Series A Preferred Stock subject to grants are convertible) or other Convertible Securities then outstanding (including the shares of Class A Common Stock issuable pursuant to the options to exercise up to 2,990,000 shares of Class A Common Stock referred to above, and the shares of Class A Common Stock into which any shares of Series A Preferred Stock issued or issuable pursuant to the CEO Grant are convertible).

(j) During the period in which the Series B2 Preferred Stock is convertible to Series A Preferred Stock pursuant to Section 4(a)(iii), the Series B Preferred Conversion Price and any other adjustments pursuant to this Section 4 shall apply to such conversion into Series A Preferred Stock, based on the number of shares of Class A Common Stock into which each share of Series A Preferred Stock is then convertible.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Preferred Conversion Price then in effect, and (ii) the number of shares of Capital Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(l) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than Tax Dividends), or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend,

distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if transmitted via electronic mail or deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5. Series B1 Preferred Transfer Conversion

(a) As used in this Section B(5), the following terms shall have the following meanings:

(i) “Series B1 Preferred Stockholder” shall mean any registered holder of a share of Series B1 Preferred Stock.

(ii) “Transfer” of a share of Series B1 Preferred Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition (including entering into a “hedging” or derivative transaction) of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Series B1 Preferred Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section B(5)(a)(ii):

(A) the transfer of a share of Series B1 Preferred Stock to a broker or other nominee (as long as there is no corresponding change in beneficial ownership);

(B) the Voting Agreement;

(C) the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or by written consent;

(D) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely, with respect to the Series B1 Preferred Stock, with other holders of Series B Preferred Stock, that in each such case is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation; or

(E) the pledge of shares of Series B1 Preferred Stock by a Series B1 Preferred Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Series B1 Preferred Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Preferred Stock or other similar action by the pledgee shall constitute a “Transfer.”

(iii) A “Permitted Series B1 Transfer” of a share of Series B1 Preferred Stock shall mean (i) any Transfer by a Series B1 Preferred Stockholder that is a corporation, a limited liability company, a partnership, or a nominee for a partnership, to any such entity that is under common control with such Series B1 Preferred Stockholder, and any further Transfer(s) by any such entity to any other entity under common control with such Series B1 Preferred Stockholder, and (ii) the initial transfer of a share of Series B1 Preferred Stock by a Founder.

(iv) “Voting Control” with respect to a share of Series B1 Preferred Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Series B1 Preferred Stock by proxy, voting agreement or otherwise.

(b) Upon a Transfer of any share of Series B1 Preferred Stock, other than a Permitted Series B1 Transfer, each such share of Series B1 Preferred Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Single Vote Series B1 Preferred Stock. Following such conversion, each such share of Single Vote Series B1 Preferred Stock shall remain as Single Vote Series B1 Preferred Stock irrespective of any further transfer of such share, except as otherwise provided in this Amended and Restated Certificate of Incorporation.

(c) The Board of Directors of the Corporation may, from time to time, establish such mechanics and procedures relating to the conversion of Series B1 Preferred Stock pursuant to this Section 5, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Series B1 Preferred Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Series B1 Preferred Stock and to confirm that a conversion pursuant to this Section 5 has not occurred. A determination by the Board of Directors of the Corporation, acting in good faith based upon the written advice of counsel, that a Transfer results in a conversion of Series B1 Preferred Stock, shall be conclusive.

(d) In the event of a conversion of shares of Series B1 Preferred Stock pursuant to this Section 5, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Series B1 Preferred Stock pursuant to this Section 5, all rights of the holder of shares of Series B1 Preferred Stock that has been Transferred shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Single Vote Series B1 Preferred Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Single Vote Series B1 Preferred Stock. Shares of Series B1 Preferred Stock that are converted into shares of Single Vote Series B1 Preferred Stock as provided in this Section 5 shall be retired and may not be reissued except as provided in Section 6(e).

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Single Vote Series B1 Preferred Stock solely for the purpose of effecting the conversion of the shares of Series B1 Preferred Stock pursuant to this Section 5 as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B1 Preferred Stock pursuant to this Section 5.

6.	Mandatory Conversion.

(a) Upon the date of the IPO (a Series A Preferred Stock “Mandatory Conversion Date”) (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b) Upon a date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (which must in any case include the consent of Fred Chang or, following the death or disability thereof, another person or entity designated thereby in a written instrument to the Corporation, for so long as Fred Chang or such designee has Voting Power with respect to at least 20% of the number of shares of Series A Preferred Stock outstanding) (provided that such date is prior to the date of the IPO) (a Series A Preferred Stock “Mandatory Conversion Date”) (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(c) Upon the earlier of (A) the closing of a sale of shares of Class A Common Stock to the public at a price of at least (i) $9.27 per share (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, combinations and other similar recapitalizations affecting such shares) or (ii) such lower price as may be agreed to by the holders of a majority of the then outstanding shares of Series B2 Preferred Stock, in an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation (a “Qualifying Public Offering”) or (B) a date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B1 Preferred Stock (either of such dates, a Series B1 Preferred Stock “Mandatory Conversion Date”) (i) all outstanding shares of Series B1 Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(d) Upon the closing of a Qualifying Public Offering that occurs before the Fifth Anniversary (other than such a closing which gives rise to a redemption pursuant to Section B.7(b)), (i) all outstanding shares of Series B2 Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate, and (ii) such shares may not be reissued by the Corporation as shares of such series. Upon the closing of a Qualifying Public Offering that occurs on or after the Fifth Anniversary (other than such a closing which gives rise to a redemption pursuant to Section B.7(b)), (i) all outstanding shares of Series B2 Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate, and (ii) such shares of Series B2 Preferred Stock may not be reissued by the Corporation as shares of such series. All outstanding shares of Series B2 Preferred Stock shall automatically be converted into shares of Series A Preferred Stock, at the then effective conversion rate, upon the written consent of holders of not less than a majority of the shares of Series B2 Preferred Stock then outstanding that is delivered to the Corporation prior to the date of the IPO and prior to the Series B2 Conversion Date. All outstanding shares of Series B2 Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate pursuant, upon the written consent of holders of not less than a majority of the shares of Series B2 Preferred Stock then outstanding that is delivered to the Corporation after the date of an IPO that is not a Qualifying Public Offering and prior to the Series B2 Conversion Date. All outstanding shares of Series B2 Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate, upon the written consent of holders of not less than a majority of the shares of Series B2 Preferred Stock then outstanding that is delivered to the Corporation on or after the Series B2 Conversion Date. Upon any event described in this Subsection 6(d), such shares may not be reissued by the Corporation as shares of such series (each such date on which Series B2 Preferred Stock is automatically converted into shares of another series of stock, a Series B2 Preferred Stock “Mandatory Conversion Date”). Notwithstanding anything to the contrary contained herein, in the event that the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to Section 7(a), then no conversion pursuant to this Section 6(d) shall occur following the filing by the Corporation of a registration statement under the Securities Act of 1933, as amended, with respect to an underwritten public offering of shares of Class A Common Stock with a proposed minimum aggregate offering price of at least $50 million, unless and until (i) such registration statement has been withdrawn prior to the closing of such offering or (ii) such closing occurs and such offering is not a Qualifying Public Offering.

(e) On the Fifth Anniversary, each outstanding share of Single Vote Series B1 Preferred Stock shall automatically be converted into one (1) share of Series B1 Preferred Stock.

(f) All holders of record of shares of any affected series of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6. Except as set forth in Section 4(l), such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of the affected series of Preferred Stock. Upon receipt of such notice, each holder of shares of such series of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of such series of Preferred Stock shall be deemed to have been converted into shares of Common Stock or Series A Preferred Stock, as applicable, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock or Series A Preferred Stock, as applicable), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or Series A Preferred Stock, as applicable, into which such Preferred

Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock or Series A Preferred Stock, as applicable, issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock or Series A Preferred Stock, as applicable, otherwise issuable upon such conversion.

(g) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock or Series A Preferred Stock, as applicable, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7.	Redemption.

(a) Redemption Upon Election of Holders. Shares of Series B Preferred Stock shall be redeemed by the Corporation, out of funds lawfully available therefor, at a price equal to (i) in the case of the Series B1 Preferred Stock, the Series B Original Issue Price per share, plus an amount equal to all declared but unpaid dividends thereon (the “Series B1 Mandatory Redemption Price”), or (ii) in the case of the Series B2 Preferred Stock, two (2) times the Series B Original Issue Price per share, plus an amount equal to all declared but unpaid dividends on each share of Series B2 Preferred Stock (the “Series B2 Mandatory Redemption Price”). Such redemption shall be effected in three (3) equal annual installments commencing sixty (60) days after receipt by the Corporation at any time on or after the date that is four (4) years after the Series B Preferred Issue Date, from (i) the holders of shares of Series B Preferred Stock representing at least 70% of the voting power of all then outstanding shares of Series B Preferred Stock or (ii) the holders of shares of Series B2 Preferred Stock representing at least 70% of the voting power of all then outstanding shares of Series B2 Preferred Stock, of written notice requesting redemption of all shares of Series B Preferred Stock (the date of each such installment being referred to as a “Scheduled Redemption Date”). On each Scheduled Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock determined by dividing (i) the total number of shares of Series B Preferred Stock outstanding immediately prior to such Scheduled Redemption Date by (ii) the number of remaining Scheduled Redemption Dates (including the Scheduled Redemption Date to which such calculation applies); provided, however, that, in the event that following the time the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to this Section 7(a) a Qualifying Public Offering occurs

(a “Post-Redemption Offering”), then any and all outstanding shares of Series B2 Preferred Stock shall upon the closing of such Qualifying Public Offering be redeemed hereunder and the Series B2 Redemption Price, plus any accrued Redemption Interest (as defined below) shall be paid in full upon such closing; provided, further, that Excluded Shares (as such term is defined in subsection (c) of this Section 7) and Remaining Redeemable Shares (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence; and provided, further, that the Corporation may at its sole election after receipt of a notice requesting redemption pursuant to this Section 7(a) (i) redeem on the first and/or second Scheduled Redemption Dates any number of shares it determines in excess of the amount required to be redeemed thereon and/or (ii) redeem on any date or dates prior to the second or third Scheduled Redemption Dates, upon written notice to the holders pursuant to Section 7(c) (except that the notice period provided thereunder shall be ten (10) days rather than twenty (20)), any number of shares of Series B Preferred Stock then outstanding, any such date and each Scheduled Redemption Date, the date of closing of a Post-Redemption Offering, and the date of closing of an IPO as provided in Section 7(b) each being herein a “Redemption Date”. In the event that on or prior to each Redemption Date, the Corporation has not redeemed the minimum number of shares of Series B2 Preferred Stock required to be redeemed pursuant to the preceding sentence, the Series B2 Mandatory Redemption Price relating to the number of shares so required to be, but not, redeemed shall bear interest at a rate of seventeen percent (17%) per annum, compounding annually, until paid (the “Redemption Interest”). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series B Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed (“Remaining Redeemable Shares”) as soon as practicable after the Corporation has funds legally available therefor. Until such redemption of the Remaining Redeemable Shares, the Remaining Redeemable Shares shall remain outstanding and entitled to all the rights, preferences and privileges of such shares provided for herein.

(b) Redemption Upon IPO. Shares of Series B2 Preferred Stock shall be redeemed by the Corporation, out of funds lawfully available therefor, upon the closing of an IPO that is a Qualifying Public Offering (or, if the IPO is not a Qualifying Public Offering, redemption shall be effected upon the request of any holder of Series B2 Preferred Stock with respect to such holder’s shares of Series B2 Preferred Stock) in which the price to the public without reduction for underwriting discounts and commissions (the “IPO Price”) is equal to or less than $12.36 per share (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, combinations and other similar recapitalizations affecting such shares). Such shares shall be redeemed by payment of either, at the election of the redeeming holder (i) (A) a cash amount, for each share being redeemed, equal to the Series B Original Issue Price per share, plus an amount equal to all declared but unpaid dividends thereon (the “IPO Cash Redemption Payment”), plus (B) a number of shares of the class of Common Stock provided in the next paragraph of this Section 7(b) (the “IPO Stock Redemption Payment”) equal to the number of shares being redeemed multiplied by a fraction, the numerator of which shall be the Series B Original Issue Price and the denominator of which shall be the IPO Price or (ii) a number of shares of such class of Common Stock equal to two (2) times the IPO Stock Redemption

Payment. Such redemption shall occur upon the closing of the IPO, which shall be considered the Redemption Date therefor; provided, however, that if the Corporation does not have sufficient funds legally available to redeem on such Redemption Date all shares of Series B2 Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, together with the IPO Stock Redemption Price with respect to such shares, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining redeemable shares as soon as practicable after the Corporation has funds legally available therefor (which redemption of the remaining redeemable shares shall include the IPO Stock Redemption Payment with respect thereto). Solely for the avoidance of doubt, no such adjustment upon an IPO shall be made with respect to the Series B1 Preferred Stock. Until such redemption of the remaining redeemable shares, the Remaining Redeemable Shares shall remain outstanding and entitled to all the rights, preferences and privileges of such shares provided for herein.

If the IPO triggering redemption pursuant to Section 7(a) is a Qualifying Public Offering that occurs before the Fifth Anniversary, the IPO Stock Redemption Price shall be payable in shares of Class B Common Stock or, at the election of the redeeming holder, Class A Common Stock. For any other IPO, the IPO Stock Redemption Price shall be payable in shares of Class A Common Stock.

(c) Redemption Notice. Written notice of the mandatory redemption pursuant to Section 7(a) (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series B Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than twenty (20) days prior to each Redemption Date. Each Redemption Notice shall state:

(I)	the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)	the Redemption Date, the Series B1 Mandatory Redemption Price and the Series B2 Mandatory Redemption Price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 10th day after the date of delivery of the initial Redemption Notice to a holder of Series B Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 7, then the shares of Series B Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares”

(d) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B1 Mandatory Redemption Price, Series B2 Mandatory Redemption Price, IPO Cash Redemption Payment or IPO Stock Redemption Payment, as the case may be, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, or the closing of a Post-Redemption Offering occurs, in the case of a redemption pursuant to Section 7(a), or if the closing of the IPO occurs in the case of a redemption pursuant to Section 7(b), and if on the applicable Redemption Date the Series B1 Mandatory Redemption Price, Series B2 Mandatory Redemption Price, IPO Cash Redemption Payment and/or IPO Stock Redemption Payment, as the case may be, payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares (including without limitation conversion rights, voting rights and rights upon liquidation) shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Series B1 Mandatory Redemption Price, Series B2 Mandatory Redemption Price, IPO Cash Redemption Payment and/or IPO Stock Redemption Payment, as the case may be, without interest upon surrender of their certificate or certificates therefor.

(f) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the

Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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3. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4. That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 22nd day of September, 2005

By:	/s/ Simon Hsieh
Simon Hsieh
Chief Executive Officer